Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2016 Financial Results and Provides Full Year 2016 Financial Outlook

SAN FRANCISCO, December 5, 2016 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three and nine months ended September 30, 2016.

Recent Highlights

•	Achieved record revenue of $16.8 million in the third quarter of 2016, an increase of 80% over the same period of the prior year
•	Completed initial public offering, receiving net proceeds of approximately $111 million
•

Study results presented at the American Heart Association (AHA) Scientific Sessions suggest that extended continuous cardiac monitoring using its Zio® Service is more useful for arrhythmia detection than Holter monitoring in patients with adult congenital heart disease (ACHD).

"I am encouraged by the strong adoption we are experiencing for our Zio Service. To date, we have provided our service to more than 500,000 patients and received broad U.S. payor coverage estimated to be over 290 million patients,” said Kevin King, Chief Executive Officer. “I believe that our recent successful IPO will enable us to continue to expand our highly differentiated method of long term continuous cardiac monitoring, which improves arrhythmia detection and diagnosis by prescribing physicians and offers the potential to change clinical management of patients.”

Third Quarter Financial Results

Revenue for the three months ended September 30, 2016 increased 80% to $16.8 million, from $9.3 million during the same period of the prior year. The increase in revenue was due primarily to increased volume of the Zio Service.

Gross profit for the third quarter of 2016 was $11.5 million, or 69% gross margin, up from $5.6 million, or 60% gross margin, in the same period of the prior year.

Operating expenses for the third quarter of 2016 were $14.2 million, an increase of 28% compared to the same period of the prior year. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the sales force and support the growth in the operations.

Loss from operations for the third quarter of 2016 was $2.7 million, compared to $5.5 million for the same period of the prior year.

Cash, cash equivalents, and short-term investments were $5.8 million as of September 30, 2016. In October 2016, iRhythm completed an initial public offering, raising net proceeds of approximately $111 million, after deducting underwriting discounts and commissions and offering expenses.

Guidance for Full Year 2016

iRhythm projects revenue for full year 2016 to be in the range of $62.4 million to $62.9 million.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for international callers, and referencing Conference ID:12948667 or from the webcast on the “Investor Relations” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a commercial-stage digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients. The company’s platform, the Zio Service, has been provided to over 500,000 patients, accumulating more than 125 million hours of curated heartbeat data within iRhythm’s data repository.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our third quarter Form 10-Q filing made with the Securities and Exchange Commission on December 5, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@irhythmtech.com

Media Contact
Aaron Murphy

(415) 229-3331

media@irhythmtech.com

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015 (Note 2)
Assets
Current assets:
Cash and cash equivalents	$5,761	$25,208
Accounts receivable, net	9,308	5,577
Inventory	1,672	1,145
Prepaid expenses and other current assets	1,013	808
Restricted cash	91	91
Total current assets	17,845	32,829
Property and equipment, net	3,363	2,036
Goodwill	862	862
Other assets	5,310	2,145
Total assets	$27,380	$37,872
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,581	$1,459
Accrued liabilities	6,894	6,699
Deferred revenue	850	506
Accrued interest, current portion	-	111
Total current liabilities	9,325	8,775
Debt	31,796	30,552
Deferred rent, noncurrent portion	27	28
Accrued interest, net of current portion	119	96
Preferred stock warrant liabilities	3,945	2,949
Total liabilities	45,212	42,400
Commitments and contingencies
Convertible preferred stock, $0.001 par value – 11,392,882 and 11,392,882 shares authorized at September 30, 2016 and December 31, 2015, respectively; 11,046,146 and 11,046,146 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively; aggregate liquidation preference of $117,495, and $117,495 at September 30, 2016 and December 31, 2015, respectively	97,096	97,096
Stockholders’ deficit:
Common stock, $0.001 par value – 18,528,913 and 18,528,913 shares authorized at September 30, 2016 and December 31, 2015, respectively; 1,455,020 and 1,410,565 shares issued and outstanding at and September 30, 2016 December 31, 2015, respectively	1	1
Additional paid-in capital	5,974	4,641
Accumulated deficit	(120,903)	(106,266)
Total stockholders’ deficit	(114,928)	(101,624)
Total liabilities, convertible preferred stock and stockholders’ deficit	$27,380	$37,872

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$16,780	$9,344	$45,368	$25,286
Cost of revenue	5,282	3,748	15,097	10,539
Gross profit	11,498	5,596	30,271	14,747
Operating expenses:
Research and development	1,635	1,651	4,847	4,549
Selling, general and administrative	12,529	9,445	36,658	24,935
Total operating expenses	14,164	11,096	41,505	29,484
Loss from operations	(2,666)	(5,500)	(11,234)	(14,737)
Interest expense	(807)	(222)	(2,388)	(477)
Other expense, net	(602)	(24)	(1,015)	117
Net loss and comprehensive loss	$(4,075)	$(5,746)	$(14,637)	$(15,097)
Net loss per common share, basic and diluted	$(2.80)	$(4.07)	$(10.20)	$(11.07)
Weighted-average shares used to compute net loss per common share, basic and diluted	1,454,307	1,409,758	1,434,583	1,364,366